Exhibit 99.1

The Bon-Ton Stores, Inc. Announces January Sales

YORK, Pa.--(BUSINESS WIRE)--February 7, 2013--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced sales for the five, fourteen and fifty-three weeks ended February 2, 2013, in accordance with the National Retail Federation fiscal reporting calendar. The comparable percentage change information presented below is based upon comparison of the four, thirteen and fifty-two weeks ended January 26, 2013 with the prior year corresponding periods ended January 28, 2012.

Comparable store sales in the four weeks ended January 26, 2013 decreased 0.4%, compared with the four-week period last year. Total sales for the five weeks ended February 2, 2013 increased 15.2% to $200.8 million, compared with $174.4 million in the four-week period last year.

For the fourth quarter of fiscal 2012, comparable stores sales in the thirteen weeks ended January 26, 2013 increased 1.0%, compared with the thirteen-week period last year. Total sales in the fourteen weeks ended February 2, 2013 increased 3.2% to $1,015.1 million, compared with $983.2 million in the thirteen-week period last year.

Fiscal 2012 comparable store sales in the fifty-two weeks ended January 26, 2013 increased 0.5%, compared with the fifty-two week period last year. Fiscal 2012 total sales for the fifty-three weeks ended February 2, 2013 increased 1.2% to $2,919.4 million, compared with $2,884.7 million in the fifty-two week period last year.

Brendan Hoffman, President and Chief Executive Officer, commented, “Throughout January and the fourth quarter, we strategically managed our inventory to drive more profitable sales and reduce the level of clearance inventory; this approach should benefit our fourth quarter gross margin. We will continue with this strategy as we enter the new fiscal year.”

Keith Plowman, Executive Vice President and Chief Financial Officer, stated, “We are tightening our full-year fiscal 2012 guidance to reflect Adjusted EBITDA (see Note 1) in a range of $160 million to $175 million and loss per share in a range of $(1.35) to $(0.60).”

Mr. Plowman continued, “Our excess borrowing capacity under our revolving credit facility was approximately $518 million at the end of fiscal 2012.”

The Company will discontinue monthly sales reporting effective in February of fiscal 2013. This will align the Company's sales reporting with most of its public company competitors and other specialty apparel retailers.

Financial results for the fourth quarter and fiscal 2012 are scheduled to be released Tuesday, March 12, 2013. The Company’s quarterly conference call to discuss the financial results will be broadcast live over the Internet on March 12, 2013 at 10:00 am eastern time. To access the call, please visit the investor relations section of the Company’s website at http://investors.bonton.com. An online archive of the broadcast will be available within one hour after the conclusion of the call.

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 271 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The department stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

Certain information included in this press release contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which may be identified by words such as “may,” “could,” “will,” “plan,” “expect,” “anticipate,” “estimate,” “project,” “intend” or other similar expressions, involve important risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. Factors that could cause such differences include, but are not limited to, risks related to retail businesses generally; a significant and prolonged deterioration of general economic conditions which could negatively impact the Company, including the potential write-down of the current valuation of intangible assets and deferred taxes; risks related to the agreement governing the Company’s proprietary credit card program; potential increase in pension obligations; consumer spending patterns, debt levels, and the availability and cost of consumer credit; additional competition from existing and new competitors; inflation; deflation; changes in the costs of fuel and other energy and transportation costs; weather conditions that could negatively impact sales; uncertainties associated with expanding or remodeling existing stores; the ability to attract and retain qualified management; the dependence upon relationships with vendors and their factors; a data security breach or system failure; the ability to reduce or control SG&A expenses, including initiatives to reduce expenses and improve efficiency; operational disruptions; unsuccessful marketing initiatives; the failure to successfully implement our key strategies, including initiatives to improve our merchandising, marketing and operations; adverse outcomes in litigation; the incurrence of unplanned capital expenditures; the ability to obtain financing for working capital, capital expenditures and general corporate purpose; the impact of new regulatory requirements including the Credit Card Accountability Responsibility and Disclosure Act of 2009 and the Health Care Reform Act; the inability or limitations on the Company’s ability to favorably adjust the valuation allowance on deferred tax assets; and the financial condition of mall operators. Additional factors that could cause the Company’s actual results to differ from those contained in these forward-looking statements are discussed in greater detail under Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission.

Note 1: As used in this release, Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, including amortization of lease-related interests, and loss on exchange/extinguishment of debt. Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). However, we present Adjusted EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies in our industry and by some investors to determine a company’s ability to service or incur debt. In addition, our management uses Adjusted EBITDA internally to compare the profitability of our stores. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted EBITDA should not be assessed in isolation from or construed as a substitute for net income or cash flows from operations, which are prepared in accordance with GAAP. Adjusted EBITDA is not intended to represent, and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com